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                                                               Exhibit No. 11(b)

                COMPUTATION FOR FULLY DILUTED EARNINGS PER SHARE
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                 (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)
                                    UNAUDITED

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
                                                              Three Months Ended         Six Months Ended
                                                                    June 30                   June 30
                                                                    -------                   -------
                                                                1997         1996        1997          1996
                                                                ----         ----        ----          ----
Common Stock and Common Stock Equivalents
-----------------------------------------
Average number of common shares outstanding
  including shares issuable under stock
  options                                                       41.3         37.2        41.4          37.3
Average number of common shares issuable
  under the Employee Stock Ownership Plan                         --          5.1          --           5.2
                                                                ----         ----        ----          ----
Average number of common and common
  equivalent shares outstanding                                 41.3         42.3        41.4          42.5
                                                                ====         ====        ====          ====
Adjustments to Earnings
-----------------------
Net Earnings                                                   $58.9        $30.6      $104.4         $66.9
Less:
  Increased contribution to the Employee
     Stock Ownership Plan assuming
     conversion of preferred shares to
     common                                                       --          1.7          --           3.2
  Net reduction in tax benefits assuming
     conversion of the Employee Stock
     Ownership Plan preferred shares to
     common                                                       --          0.3          --           0.6
                                                               -----        -----       -----         -----
Pro forma earnings available for common
----------------------------------------
shareholders:                                                  $58.9        $28.6      $104.4         $63.1
-------------                                                  =====        =====      ======         =====

Fully diluted earnings per share of common stock               $1.43        $0.68       $2.53         $1.48
------------------------------------------------               =====        =====      ======         =====
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